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                                                                    Exhibit 99.1



              GTX INC. ANNOUNCES THE APPOINTMENT OF DR. ROBERT KARR
                            TO ITS BOARD OF DIRECTORS



MEMPHIS, Tenn., June 1, 2005--GTx, Inc., (Nasdaq: GTXI) a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics primarily related to the treatment of serious men's health conditions, today announced the appointment of Robert Karr, M.D. to its Board of Directors. Dr. Karr will become a member of the Board's Nominating and Corporate Governance Committee.

"We are pleased to welcome Dr. Karr to our board of directors," said Mitchell Steiner, M.D., CEO of GTx. "Dr. Karr brings to GTx both medical and senior executive pharmaceutical industry experience in research and development."

As a senior executive for Global Research & Development for Pfizer, Inc., Dr. Karr served as Senior Vice President, Strategic Management, responsible for leading Pfizer's research and development strategy group. Prior to its merger with Pfizer, Dr. Karr served as Vice President, Research & Development Strategy for Warner-Lambert Company.

Dr. Karr received his B.S. (with honors) from Southwestern University in 1971 and his M.D. from the University of Texas Medical Branch in 1975. Dr. Karr completed his internship and residency in internal medicine at Washington University School of Medicine and served as a faculty member at both the University of Iowa College of Medicine and Washington University School of Medicine.

ABOUT GTX

GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics primarily related to the treatment of serious men's health conditions and oncology. GTx's drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones.

GTx has four clinical programs. In two of its clinical programs, the company is developing ACAPODENE(R) (toremifene citrate) for two separate indications in men: (1) a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men and (2) a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer. In its third clinical program, GTx and its partner, Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson, are developing andarine, a SARM, for cancer related muscle wasting, including cancer cachexia. In its fourth clinical program, GTx is developing its second SARM, ostarine, for frailty and andropause, conditions which are associated with the loss of muscle mass and bone. GTx also has a marketed product, FARESTON(R) (toremifene citrate
60mg) tablets, utilizing the same active pharmaceutical ingredient as ACAPODENE(R), for the treatment of metastatic breast cancer. In addition, GTx has an extensive preclinical pipeline generated from its own discovery program which includes the specific product candidates, prostarine, a SARM for benign prostatic hyperplasia (BPH), and andromustine, an anticancer product candidate, for hormone refractory prostate cancer.


CONTACT:  Marc S. Hanover
          President and Chief Operating Officer
          GTx, Inc.
          901-507-6915
       /Web site: http://www.gtxinc.com/